Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	December 1, 2008
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS FIRST QUARTER 2009 RESULTS
Thor Industries, Inc. (NYSE:THO) today reported sales, net income and E.P.S. for the first quarter ended October 31, 2008. Net income was $5,120,000, down 87% from last year’s $38,209,000. E.P.S. were 9¢ versus 69¢ last year. Sales for the quarter were $438.8 million, down 42.5% from $763.7 million.
RV income before tax in the quarter was $5,772,000, down 90% from $57,665,000 last year. Bus income before tax was $5,297,000, up 28% from $4,139,000 last year. RV sales in the quarter were $330.4 million, down 50% from $664.2 million last year. Bus sales in the quarter were $108.4 million, up 9% from $99.5 million last year. Net corporate costs were $2.8 million vs. $1.3 million last year.
“Cash, cash equivalents and investments increased to $299 million from $265 million last year. Our financial condition continues to be very strong. We have increased our market share in each of our business segments and we expect to continue our leadership in both of our industries,” said Wade F. B. Thompson, Thor Chairman.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of the recent auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2008. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2008 & 2007
$000 except per share — unaudited

	3 MONTHS ENDED OCTOBER 31
	2008	%	2007	%

Net sales	$438,817		$763,736
Gross profit	$40,063	9.1%	$101,275	13.3%
Selling, general and administrative	$34,266	7.8%	$45,197	5.9%
Amortization of intangibles	$200	—	$213	—
Interest income (net)	$1,887	0.4%	$3,836	0.5%
Other income	$766	0.2%	$779	0.1%
Income before taxes	$8,250	1.9%	$60,480	7.9%
Taxes	$3,130	0.7%	$22,271	2.9%

Net income	$5,120	1.2%	$38,209	5.0%

E.P.S. — basic	$0.09		$0.69
E.P.S. — diluted	$0.09		$0.68

Average common shares outstanding-basic	55,408,576		55,757,338
Average common shares outstanding-diluted	55,472,773		55,966,614
SUMMARY BALANCE SHEETS — October 31 ($000) (unaudited)

	2008	2007		2008	2007
Cash and equivalents	$177,731	$104,451	Current liabilities	$211,688	$295,728
Investments, short term	—	160,550	Other liabilities	50,074	46,220
Accounts receivable	118,633	179,217	Stockholders’ equity	699,201	676,123
Inventories	166,563	187,879
Deferred income tax and other	39,504	31,079

Total current assets	502,431	663,176
Fixed assets	150,312	157,091
Investments-long term	121,392	—
Investments-joint ventures	2,428	3,119
Goodwill	158,128	165,663
Other assets	26,272	29,022

	$960,963	$1,018,071		$960,963	$1,018,071